Date:	December 2, 2010
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, VP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces Third Quarter Financial Results
•     Earnings Per Share up 43% Versus Last Year’s Third Quarter

Harleysville, PA, December 2, 2010 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the third quarter ended October 31, 2010.

Net sales for the third quarter ended October 31, 2010 were up 8% to $21.4 million compared with $19.8 million for the third quarter last year. Net income totaled $1.4 million and diluted earnings per share were $0.10 for the third quarter, compared with net income of $1.0 million and diluted earnings per share of $0.07 for the same period last year, increases of 38% and 43%, respectively.

New order bookings for the third quarter were $24.8 million, the best quarterly new order bookings total this fiscal year. As a result, the Company’s backlog of orders as of October 31, 2010 totaled $21.2 million compared with $18.9 million last year, an increase of 12%. The majority of the October 31, 2010 backlog is expected to be shipped during the current fiscal year.

“We are encouraged by our solid third quarter new order bookings and our recent success in closing several large projects,” stated De Hont. “We are also encouraged by the improvement in gross margin during the third quarter, 36% versus 34% for last year’s third quarter, as well as the improvement in income from operations as a percentage of sales, 10% versus 8% for last year’s third quarter. The gradual improvement in global economic conditions, together with our steady quotation activity and underlying fundamental strength of our business, gives us continued optimism about our future prospects.”

Net sales for the nine months ended October 31, 2010 were up 8% to $65.1 million compared with $60.3 million for the same period last year. Net income totaled $4.4 million and diluted earnings per share were $0.30 for the nine months ended October 31, 2010 compared with net income of $3.2 million and diluted earnings per share of $0.22 for the same period last year, increases of 39% and 36%, respectively.

During the first nine months of the current fiscal year, the Company generated $8.0 million in cash flow from operating activities, resulting in a $34.2 million cash position on October 31, 2010.  In the third quarter, the Company used its cash flow to increase the dividend by 10% and to acquire substantially all of the assets, including the patents and technology, of Bio-Reaction Industries, LLC, a pioneer in environmentally friendly air pollution control systems. The Company also continues to use its cash flow to fund capital projects and research and development.

At their meeting on October 20, 2010, the Board of Directors increased the quarterly dividend by 10% from $0.06 to $0.066 per share. This equates to $0.264 per share on an annualized basis. The increased dividend will be payable on December 17, 2010 to shareholders of record at the close of business on December 3, 2010. This is the thirty-sixth consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, December 2, 2010, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm prior to the beginning of the conference call.

Continued Page 2

Met-Pro Corporation/Page 2

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 23944290) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until December 15, 2010. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 23944290.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control and fluid handling solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need to meet more stringent emission regulations, reduce energy consumption and employ green technology. Through its global sales organization, internationally recognized brands, and operations in the United States, Canada, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

Continued Page 3

Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Net sales	$21,384,674	$19,807,781	$65,098,637	$60,334,372
Cost of goods sold	13,589,638	13,131,244	41,478,910	39,538,914
Gross profit	7,795,036	6,676,537	23,619,727	20,795,458

Operating expenses
Selling	2,849,221	2,366,455	8,549,038	7,415,388
General and administrative	2,763,913	2,771,681	8,478,717	8,599,958
	5,613,134	5,138,136	17,027,755	16,015,346
Income from operations	2,181,902	1,538,401	6,591,972	4,780,112

Interest expense	(50,201)	(58,994)	(159,887)	(166,449)
Other income, net	18,601	61,689	208,834	138,441
Income before taxes	2,150,302	1,541,096	6,640,919	4,752,104

Provision for taxes	731,103	516,266	2,257,912	1,591,957

Net income	$1,419,199	$1,024,830	$4,383,007	$3,160,147

Basic earnings per share	$.10	$.07	$.30	$.22
Diluted earnings per share	$.10	$.07	$.30	$.22

Average common shares outstanding:
Basic shares	14,620,439	14,600,109	14,621,802	14,600,109
Diluted shares	14,711,056	14,676,525	14,717,084	14,676,297

Continued Page 4

Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Balance Sheets

	October 31, 2010	January 31, 2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$34,195,031	$31,387,108
Accounts receivable, net of allowance for
doubtful accounts of approximately
$173,000 and $204,000, respectively	13,760,732	14,011,950
Inventories	15,951,368	16,136,521
Prepaid expenses, deposits and other current assets	1,664,162	1,709,664
Total current assets	65,571,293	63,245,243

Property, plant and equipment, net	19,853,258	19,860,751
Goodwill	20,798,913	20,798,913
Other assets	1,761,399	703,452
Total assets	$107,984,863	$104,608,359

Liabilities and shareholders’ equity
Current liabilities
Current portion of long-term debt	$534,811	$534,251
Accounts payable	5,544,724	4,297,936
Accrued salaries, wages and expenses	4,194,457	3,425,691
Dividend payable	966,098	876,279
Customers’ advances	561,250	882,637
Deferred income taxes	181,253	181,253
Total current liabilities	11,982,593	10,198,047

Long-term debt	3,255,522	3,536,755
Other non-current liabilities	8,147,488	8,179,410
Deferred income taxes	1,668,671	1,716,563
Total liabilities	25,054,274	23,630,775

Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares
authorized, 15,928,679 shares issued, of which
1,290,838 and 1,311,664 shares were reacquired
and held in treasury at the respective dates	1,592,868	1,592,868
Additional paid-in capital	3,340,332	2,988,950
Retained earnings	92,324,568	90,662,820
Accumulated other comprehensive loss	(3,760,013)	(3,679,641)
Treasury shares, at cost	(10,567,166)	(10,587,413)
Total shareholders’ equity	82,930,589	80,977,584
Total liabilities and shareholders’ equity	$107,984,863	$104,608,359

Continued Page 5

Met-Pro Corporation/Page 5

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Net sales
Product Recovery/Pollution Control Technologies	$9,204,381	$9,012,363	$29,924,788	$26,900,405
Fluid Handling Technologies	7,031,096	5,781,338	20,070,626	18,491,303
Mefiag Filtration Technologies	2,478,656	2,502,795	7,421,375	6,981,727
Filtration/Purification Technologies	2,670,541	2,511,285	7,681,848	7,960,937
	$21,384,674	$19,807,781	$65,098,637	$60,334,372

Income (loss) from operations
Product Recovery/Pollution Control Technologies	$324,695	$561,966	$1,483,092	$1,610,321
Fluid Handling Technologies	1,563,262	833,094	4,166,526	3,110,175
Mefiag Filtration Technologies	89,283	47,062	459,248	(111,372)
Filtration/Purification Technologies	204,662	96,279	483,106	170,988
	$2,181,902	$1,538,401	$6,591,972	$4,780,112

			October 31, 2010	January 31, 2010
Identifiable Assets
Product Recovery/Pollution Control Technologies			$33,684,030	$34,466,168
Fluid Handling Technologies			17,689,173	18,068,428
Mefiag Filtration Technologies			13,118,549	12,257,281
Filtration/Purification Technologies			8,352,155	8,257,837
			72,843,907	73,049,714
Corporate			35,140,956	31,558,645
			$107,984,863	$104,608,359

Continued Page 6

Met-Pro Corporation/Page 6

Met-Pro Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended October 31,
	2010	2009
Cash flows from operating activities
Net income	$4,383,007	$3,160,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,344,262	1,458,401
Deferred income taxes	(1,809)	(1,792)
(Gain) on sales of property and equipment, net	(13,236)	(13,695)
Stock-based compensation	484,416	494,625
Allowance for doubtful accounts	(31,473)	101,492
Changes in operating assets and liabilities:
Accounts receivable	364,097	6,910,662
Inventories	214,319	3,832,976
Prepaid expenses, deposits and other assets	(269,599)	251,165
Accounts payable and accrued expenses	1,839,376	(1,385,430)
Customers’ advances	(324,249)	298,448
Other non-current liabilities	(31,922)	(354,793)

Net cash provided by operating activities	7,957,189	14,752,206

Cash flows from investing activities
Proceeds from sales of property and equipment	36,037	20,382
Acquisitions of property and equipment	(1,128,403)	(1,826,975)
Payment for acquisition of business	(955,268)	–

Net cash used in investing activities	(2,047,634)	(1,806,593)

Cash flows from financing activities
Proceeds from new borrowing	189,074	485,336
Reduction of debt	(584,864)	(373,336)
Exercises of stock options	547,232	–
Payments of dividends	(2,631,441)	(2,628,020)
Purchases of treasury shares	(660,019)	–

Net cash used in financing activities	(3,140,018)	(2,516,020)
Effect of exchange rate changes on cash	38,386	106,550

Net increase in cash and cash equivalents	2,807,923	10,536,143

Cash and cash equivalents at February 1	31,387,108	21,749,653

Cash and cash equivalents at October 31	$34,195,031	$32,285,796

###